As filed with the U.S. Securities and Exchange Commission on January 14, 2005

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2114473
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification Number)

32 Hampshire Road

Salem, New Hampshire 03079

(603) 893-8778

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard P. Lindsay

Executive Vice President, Chief Financial Officer and Treasurer

StockerYale, Inc.

32 Hampshire Road

Salem, New Hampshire 03079

(603) 893-8778

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Thomas B. Rosedale, Esq.

Browne Rosedale & Lanouette LLP

31 St. James Avenue, Suite 850

Boston, Massachusetts 02116

(617) 399-6931

Approximate date of commencement of proposed sale to the public: As soon as possible after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SHARES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.001 par value per share	3,649,563(1)	$1.11(2)	$4,051,015(2)	$478

(1)	The Registrant has completed a private placement to selected qualified purchasers of units consisting of the Registrant’s Common Stock, $0.001 par value per share and warrants to purchase shares of the Registrant’s Common Stock. The Registrant is registering for resale: (i) 2,919,650 shares of the Registrant’s Common Stock issued in such transaction and (ii) 729,913 shares of Common Stock issuable upon exercise of the warrants issued in such transaction. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling stockholders.

(2)	Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on January 13, 2005 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated January 14, 2005

PROSPECTUS

StockerYale, Inc.

3,649,563 Shares of Common Stock, $0.001 par value per share

StockerYale, Inc. has completed a private placement to selected qualified purchasers of units consisting of shares of our Common Stock, $0.001 par value per share and warrants to purchase shares of our Common Stock (the “Private Placement”). This prospectus relates to resales from time to time of:

•	2,919,650 shares of the our Common Stock issued to the purchasers in the Private Placement; and

•	729,913 shares of our Common Stock issuable upon exercise of the warrants issued to the purchasers in the Private Placement.

All of the shares being offered by this prospectus are being offered by the selling stockholders named in this prospectus. This offering is not being underwritten. We will not receive any proceeds from the sale of the shares of our Common Stock in this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which is $1.38 per share. The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of Common Stock or interests therein from time to time through public or private transactions at fixed prices that may be changed, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our Common Stock is traded on the Nasdaq National Market under the symbol “STKR.” On January 13, 2005, the closing sale price of our Common Stock on the Nasdaq National Market was $1.13 per share. You are urged to obtain current market quotations for the Common Stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISKS. SEE “ RISK FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by StockerYale or any of the selling stockholders. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to, or solicitation of, any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

PROSPECTUS SUMMARY

Our Business

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors.”

Overview

StockerYale, Inc. was incorporated on March 27, 1951 under the laws of the Commonwealth of Massachusetts. In December 1995, we completed the registration of our Common Stock with the U. S. Securities and Exchange Commission and our stock now trades on the Nasdaq National Market under the trading symbol “STKR”.

We are an independent designer and manufacturer of structured light lasers, light emitting diodes (“LEDs”), fiber optic, and fluorescent illumination technologies as well as specialty optical fiber, phase masks, and advanced optical sub-components for use in a wide range of markets and industries including the machine vision, telecommunications, aerospace, defense and security, utilities, industrial inspection, and medical markets.

Our principal executive offices are located at 32 Hampshire Road, Salem, New Hampshire 03079 and our telephone number is (603) 893-8778. Unless the context otherwise requires, the terms “StockerYale”, “the Company”, “we”, “us” and “our” refer to StockerYale, Inc.

The Offering

Common Stock
offered by the selling stockholders	3,649,563 shares of Common Stock, $0.001 par value per share, of StockerYale, including 2,919,650 shares of our Common Stock and 729,913 shares of our Common Stock issuable upon exercise of common stock purchase warrants, all as acquired in the private placement discussed under “The Private Placement” below.

Use of Proceeds	StockerYale will not receive any proceeds from the sale of shares in this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants which is $1.38 per share. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general working capital purposes.

Nasdaq National Market symbol for our Common Stock	STKR

All of the shares being offered by this prospectus are being offered by the selling stockholders listed herein under “Selling Stockholders” below. The selling stockholders identified in this prospectus, or their pledges, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated, as described in greater detail under “Plan of Distribution” below.

The Private Placement

On December 8, 2004 through December 13, 2004, we completed a private placement of 2,919,650 shares of our Common Stock with certain institutional investors, other qualified purchasers and several of our directors and officers. The per share purchase price was $1.10, except with respect to those of our officers and directors who participated in the transaction for whom the per share purchase price was $1.30. The investors in the private placement were also issued warrants to purchase up to an aggregate of 729,913 shares of our Common Stock at $1.38 per share, which warrants are exercisable for five years from the date of issuance. StockerYale plans to use the proceeds from the transaction for general working capital purposes.

We are registering the Common Stock covered by this prospectus primarily in order to fulfill our contractual obligations to the selling stockholders pursuant to a Stock Purchase Agreement executed in connection with the private placement. Registration of the shares of Common Stock covered by this prospectus does not necessarily mean that all or any portion of such shares will be offered for sale by the selling stockholders.

Recent Developments

On November 9, 2004, we announced that we had reached a non-binding agreement in principle to acquire Navitar, Inc., a Rochester, New York based company. Navitar is a manufacturer and supplier of superior quality optical lens systems and complete customized optical solutions for the machine vision and biomedical diagnostics industries. In addition, at the time the proposed acquisition was originally announced, The Eureka Interactive Fund Limited made a financing commitment to purchase from us up to $10.0 million of senior secured promissory notes to help finance the proposed acquisition of Navitar. In consideration for Eureka’s financing commitment, we issued to Eureka warrants to purchase 6,000,000 shares of our Common Stock. On December 23, 2004, we announced that we were discontinuing our efforts towards a definitive agreement to acquire Navitar. As a result of the termination of our efforts to complete the acquisition of Navitar, the financing commitment made by Eureka and the common stock purchase warrants issued to Eureka automatically terminated by their respective terms.

On November 9, 2004, we received a “Wells Notice” from the Staff of the Securities and Exchange Commission relating to disclosures contained in press releases that we issued on April 19, 2004 and April 21, 2004. The Wells Notice stated that the Staff of the SEC intends to recommend that a civil action be brought against us and Mark W. Blodgett, our President, Chairman and Chief Executive Officer, alleging violations of Section 17(a) of the Securities Act of 1933, as amended, Section 10(b) of the Securities Exchange Act of 1934, as amended and Rule 10b-5 thereunder. Under the SEC’s procedure, we will have an opportunity to respond to the Staff’s recommendation before the SEC initiates a civil action. We have been cooperating in the Staff’s investigation and we intend to respond promptly to the Wells Notice. In our response, we intend to vigorously defend our actions. There can be no assurance that this matter will be resolved in a manner favorable to us or Mr. Blodgett or that the ultimate impact on us will not be material.

On December 7 and December 8, 2004, we completed a private placement of secured convertible notes in the aggregate principal amount of $1,000,000 and warrants to purchase up to an aggregate of 190,000 shares of our Common Stock with two existing institutional investors in the Company. Each secured convertible note is convertible into our Common Stock at a conversion price of 1.10 per share at any time at the election of the holder prior to the maturity thereof (or thereafter during an event of default). In addition, subject to certain conditions, we may elect to repay the principal of the secured convertible notes and interest thereon in shares of Common Stock, in lieu of or in combination with cash repayment, at a conversion price of $1.10 per share. The warrants issued in such transaction expire seven years from the date of issuance thereof. The exercise prices of such warrants range from $1.38 per share to $1.71 per share. In addition, on December 8 through December 13, 2004, we completed the private placement discussed under “The Private Placement” above.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes.

We have a history of losses, may never achieve or sustain profitability and may not continue as a going concern.

We have experienced operating losses over the last several years and may continue to incur losses and negative operating cash flows. We cannot predict the size or duration of any future losses. These operating losses have historically been financed through debt financings or by the sale of equity by us. The audit report from Vitale, Caturano & Company Ltd., our independent registered public accounting firm, relating to our fiscal year 2003 financial statements contains Vitale Caturano’s opinion that our recurring losses from operations, need to obtain additional financing and negative working capital position raise substantial doubt about our ability to continue as a going concern. We anticipate that we will continue to incur net losses in the future. As a result, we can give no assurance that we will achieve profitability or be capable of sustaining profitable operations. If we are unable to reach and sustain profitability, we risk depleting our working capital balances and our business may not continue as a going concern.

We may not be able to continue as a going concern and our ability to continue as a going concern may be dependent on raising additional capital, which we may not be able to do on favorable terms, or at all.

In our quarterly report on Form 10-Q for the quarter ended September 30, 2004, we reported cash and cash equivalents of approximately $1.2 million. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis, to comply with the terms and covenants of our financing agreements, to obtain additional financing or refinancing as may be required, and ultimately to operate on a profitable basis. During the third quarter of 2003, we issued a convertible note in the amount of $2,500,000 to an institutional investor, negotiated new terms and conditions for our credit facility with Merrill Lynch Business Financial Services and amended our credit agreements with National Bank of Canada and TJJ Corporation. During the first quarter of 2004, we closed a private placement of a convertible note with total net proceeds of $6.1 million and used the proceeds to retire the outstanding TJJ Corporation term note of $4.4 million and to provide additional working capital. On June 10, 2004, we completed a private placement of secured convertible notes with total net proceeds of $5.2 million with two existing institutional investors and used the proceeds to retire our $3.4 million credit facility with Merrill Lynch Business Financial Services and to provide additional working capital. In December 2004, we completed a private placement of secured convertible notes and warrants to purchase our Common Stock with two existing institutional investors with total gross proceeds of approximately $1.0 million, as well as a private placement of our Common Stock and warrants to purchase our Common Stock with certain institutional investors, other qualified purchasers and several of our officers and directors with total gross proceeds of approximately $3.2 million. We plan to use the proceeds from both of the December 2004 private placements for general working capital purposes. We are also pursuing several additional financing options, including: additional equity and/or debt financing and the sale of real estate. There can be no assurance that additional financing will be available on favorable terms, or at all. In addition, even if we find outside funding sources, we may be required to issue securities with greater rights than those currently possessed by holders of our common stock. We may also be required to take other actions that may lessen the value of our common stock or dilute our common stockholders, including borrowing money on terms that are not favorable to us or issuing additional equity securities. If we experience difficulties raising money in the future, our business and liquidity will be materially adversely affected.

We may be unable to fund the initiatives required to achieve our business strategy.

In 2002, we began to focus our resources on opportunities that would result in near-term revenue and simultaneously reduced our operating expenses by 40% on an annualized basis. In 2003 and 2004, we continued to reduce costs and we are currently evaluating the restructuring of our product lines. This restructuring could impact several product lines. While we believe these efforts will assist us in improving our financial condition, we can give no assurances as to whether our cost reduction and product restructuring efforts will be successful. If our cost reduction strategies and efforts to raise additional capital are unsuccessful, we may be unable to fund our operations.

We could be subject to fines, penalties or other sanctions as a result of an investigation of us and of Mark W. Blodgett, our President, Chairman and Chief Executive Officer, by the Securities and Exchange Commission.

On November 9, 2004, we received a “Wells Notice” from the Staff of the Securities and Exchange Commission relating to certain disclosures contained in press releases that we issued on April 19, 2004 and April 21, 2004. The Wells Notice states that the Staff of the SEC intends to recommend that a civil action be brought against us and Mark W. Blodgett, our President Chairman and Chief Executive Officer, alleging violations of Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. Under the SEC’s procedures, we will have an opportunity to respond to the Staff’s recommendation before the SEC initiates a civil action. We have been cooperating in the Staff’s investigation and intend to respond promptly to the Wells Notice. In our response, we intend to vigorously defend our actions.

We cannot predict the scope, timing or other outcome of the investigation or civil actions, if any, and other matters referred to herein, which may result in the imposition of fines and penalties, which may be significant, and other remedies and sanctions, any of which could have a material adverse effect on us, including on the ability to obtain financing, on our stock price, on the ability to attract or retain key employees, and on the ability to attract or retain customers. We cannot predict what impact, if any, these matters may have on our business, financial condition, results of operations and cash flow.

Our quarterly financial results are likely to be volatile.

The implementation of our new business strategy makes prediction of future revenues difficult. We believe that our ability to accurately forecast revenues from sales of our products is also limited because of the development and sales cycles. This makes it difficult to predict the quarter in which sales will occur.

Our expense levels are based, in part, on our expectations regarding future revenues, and our expenses are generally fixed, particularly in the short term. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall of revenues in relation to our expectations could cause significant declines in our quarterly operating results.

Our operating results have varied on a quarterly basis during our operating history and are likely to fluctuate significantly in the future. Our operating results may be below the expectations of our investors as a result of a variety of factors, many of which are outside of our control. Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of our future performance.

An impairment of goodwill and/or long-lived assets could affect net income.

We record goodwill on our balance sheet as a result of business combinations consummated in prior years. We have also made a significant investment in long-lived assets. In accordance with applicable accounting standards, we periodically assess the value of both goodwill and long-lived assets in light of current circumstances to determine whether an impairment has occurred. If an impairment should occur, we would reduce the carrying amount to our fair market value and record an amount of that reduction as a non-cash charge to income, which could adversely affect our net income reported in that quarter in accordance with generally accepted accounting principles. We recorded a $1,570,000 impairment charge in the fourth quarter of 2002. We recorded impairment charges of $605,000 and $1,300,000 in the third and fourth quarters of 2003, respectively. Through the quarter ended September 30, 2004, we did not record any impairment charges in 2004. At this time, we cannot definitively state whether an impairment will occur, and if an impairment does occur, what the timing or the extent of any such impairment would be.

Failure to comply with credit facility covenants may result in an acceleration of substantial indebtedness.

Our indebtedness requires us to comply with various financial and other operating covenants, including covenants to make timely payments of principal and interest. Failure to comply with these covenants, without obtaining a waiver from the lender, would permit the lender to accelerate the repayment of all amounts outstanding under the indebtedness. Such an acceleration would have a material adverse effect on our liquidity, financial condition and results of operations.

Our stock price has been volatile and we may be subject to litigation due to the volatility of our stock price.

Our Common Stock has experienced significant price and volume fluctuations in recent years. The closing price per share has fluctuated from a low of $0.62 on August 18, 2003 to a high of $4.15 on April 19, 2004. On January 13, 2005, the closing stock price was $1.13. These fluctuations often have no direct relationship to our operating performance and there can be no assurance that our stock will continue to trade at the current price level. The market price for our Common Stock may continue to be subject to wide fluctuations in response to a variety of factors, some of which are beyond our control.

In the past, some companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation or other litigation or investigations. In light of the fluctuations in our stock price, it is possible that we may be the subject of a securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management’s attention and resources and could harm our business, future prospects, results of operations, or financial condition.

The loss of key personnel or the inability to recruit additional personnel may harm our business.

We are highly dependent on our senior and middle management as well as our technical and research personnel. In particular, the loss of Mark W. Blodgett, our President, Chairman and Chief Executive Officer, or other key personnel, could harm us significantly. The loss of key management personnel or an inability to attract and retain sufficient numbers of qualified management personnel could materially and adversely affect our business, future prospects, results of operations, or financial condition.

Our Common Stock price may be negatively impacted if it is delisted from the Nasdaq National Market.

For continued inclusion on the Nasdaq National Market, our Common Stock must meet certain tests, including a minimum bid price of $1.00 per share. On September 17, 2003, we received a delisting notice from Nasdaq stating that if we did not meet the $1.00 minimum bid price for ten consecutive days, our Common Stock would be delisted from The Nasdaq National Market as of September 26, 2003. On September 23, 2003, we received notice from The Nasdaq National Market that it had rescinded its letter of September 17, 2003 and that we had regained compliance with Marketplace Rule 4450(a)(5). We have remained in compliance with the Nasdaq National Market listing requirements; however, there can be no assurances that we will continue to meet the listing requirements of the Nasdaq National Market in the future. A delisting of our Common Stock from the Nasdaq National Market could materially reduce the liquidity of our Common Stock and result in a corresponding material reduction in the price of our Common Stock. In addition, any such delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by suppliers, customers and employees.

A small number of affiliated stockholders control more than 10% of our stock.

Our executive officers and directors as a group own or control approximately thirteen percent (13%) of our Common Stock. Accordingly, these persons have the ability to influence our Board of Directors and, therefore, our business, policies, executive compensation and affairs.

We depend on a limited number of suppliers and may not be able to ship products on time if we are unable to obtain an adequate supply of raw materials and equipment on a timely basis.

We depend on a limited number of suppliers of raw materials and equipment used to manufacture our products. We typically do not have long-term agreements with our suppliers and, therefore, our suppliers generally may stop supplying materials and equipment to us at any time. This reliance on a sole or limited number of suppliers could result in delivery problems and reduced control over product pricing and quality.

We have many competitors in our field and our technologies may not remain competitive.

We participate in a rapidly evolving field in which technological developments are expected to continue at a rapid pace. We have many competitors in the United States and abroad, including various fiber optic component manufacturers, universities and other private and public research institutions. Our success depends upon our ability to develop and maintain a competitive position in the product categories and technologies on which we focus. The introduction of new products incorporating new technologies or the emergence of new industry standards could make it more difficult for our existing products to compete in terms of pricing or functionality. Many of our competitors have greater capabilities, experience and financial resources than us. Competition is intense and is expected to increase as new products enter the market and new technologies become available.

Our customers are not obligated to buy material amounts of our products and may cancel or defer purchases on short notice.

Our customers typically purchase our products under individual purchase orders and may cancel or defer purchases on short notice without significant penalty. Accordingly, sales in a particular period are difficult to predict. Decreases in purchases, cancellations of purchase orders or deferrals of purchases may have a material adverse effect on us, particularly if we do not anticipate them. There can be no assurance that our revenue from key customers will not decline in future periods.

Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets.

We distribute and sell certain of our products internationally. As a result, we are subject to risks associated with operating in a foreign country, including fluctuations in foreign currency exchange rates, imposition of limitations on conversion of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries, imposition or increase of withholding and other taxes on remittances and other payments on foreign subsidiaries, hyperinflation and imposition or increase of investment and other restrictions by foreign governments. Such risks may have a material adverse effect on our business, results of operations and financial condition in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of any shares of Common Stock covered by this prospectus. The selling stockholders will receive all of the proceeds from any sales of such shares. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of such shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and filing fees, and fees and expenses of our counsel and our accountants.

A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of the warrants to purchase shares of our Common Stock issued in connection with the private placement. The exercise price for each warrant may be paid by means of an exchange of such warrant, also known as a “cashless exercise”. However, the exercise price for the warrants may also be paid in cash, in which case, we will receive such cash remitted in payment of the exercise price, which is $1.38 per share. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general working capital purposes.

SELLING STOCKHOLDERS

The shares of Common Stock that may be offered for sale from time to time by the selling stockholders listed below consist of 3,649,563 shares of Common Stock, of which 2,919,650 shares were acquired by the selling stockholders and 729,913 shares are issuable upon exercise of the warrants to purchase shares of our Common Stock acquired by the selling stockholders. The exercise price of the warrants is $1.38 per share. The shares of Common Stock and the warrants were originally issued to the selling stockholders in connection with the private placement discussed under “The Private Placement” above.

The actual number of shares of Common Stock covered by this prospectus, and included in the registration statement of which this prospectus is a part, includes an indeterminate number of additional shares of Common Stock that may be issued as a result of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.

We have agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part continuously in effect under the Securities Act for a period not exceeding two years from the date of the closing of such private placement. However, our obligation to keep the registration statement of which this prospectus is a part continuously in effect will be for a shorter period if one of a number of events specified in the Stock Purchase Agreement executed in connection with the private placement occurs. We have agreed to indemnify the named selling stockholders and the named selling stockholders have agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

Based on information provided to us by the selling stockholders, the following table sets forth certain information regarding the selling stockholders named below as of December 31, 2004, including: (i) the name of each selling stockholder, (ii) the number of shares of Common Stock beneficially owned by each selling stockholder, (iii) the maximum number of shares of Common

Stock which the selling stockholders can sell pursuant to this prospectus, and (iv) the number and percentage of shares of Common Stock that the selling stockholders would own if they sold all their shares which they may sell pursuant to this prospectus. The percentage ownership shown in the table is based on a total of 28,581,715 shares of Common Stock outstanding as of December 31, 2004.

For purposes of the following table, beneficial ownership is determined in accordance with the rules promulgated by the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, shares of our Common Stock issuable under warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days after December 31, 2004, are deemed outstanding and are included in the number of shares beneficially owned by a party named in the table below and are used to compute the percentage ownership of that party. Unless otherwise indicated in the footnotes to the table below, to our knowledge, each selling stockholder named in the table below has sole voting and investment power with respect to all shares of Common Stock shown below as beneficially owned by such stockholder. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholders named below.

The selling stockholders include the following officers and directors of StockerYale: Mark Blodgett, President, Chief Executive Officer and Chairman of the Board; Ricardo Diaz, Chief Operating Officer; and Raymond Oglethorpe, Director. Mr. Blodgett and Mr. Oglethorpe were also existing stockholders of StockerYale at the time of the private placement. Also included as selling stockholders are The Eureka Interactive Fund Limited, Finsbury Technology Trust, Eagle & Dominion EuroAmerican Growth Fund LTD, Eagle & Dominion EuroAmerican Growth Fund L.P. and Frank and Patricia Mayer, each of whom were existing stockholders of StockerYale at the time of the private placement. To our knowledge, no other selling stockholder, nor any of their affiliates, has held any position or office or has had any material relationship with us or any of our predecessors or affiliates during the three years prior to the date of this prospectus.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offering (1)
Name of Selling Stockholder				Number	Percent
Van Wagoner Private Opportunities Fund	1,250,000	(2)	1,250,000	0	—
The Eureka Interactive Fund Limited	1,075,000	(3)	625,000	450,000	1.57%
Alpha Capital AG	369,319	(4)	369,319	0	—
Finsbury Technology Trust	667,333	(5)	312,500	354,833	1.24%
Iroquois Capital LP	284,091	(6)	284,091	0	—
Omicron Master Trust	284,091	(7)	284,091	0	—
Eagle & Dominion EuroAmerican Growth Fund LTD	200,000	(8)	195,000	5,000	*
Eagle & Dominion EuroAmerican Growth Fund L.P.	595,900	(9)	55,000	540,900	1.89%
Mark W. Blodgett	3,610,727	(10)	105,769	3,504,958	11.95%
Raymond J. Oglethorpe	127,083	(11)	42,308	84,775	*
Frank W. Mayer and Patricia A. Mayer	53,750	(12)	43,750	10,000	*
Ronald G. Meyers	31,250	(13)	31,250	0	—
DEEM 1997 Trust dated October 17, 1997	28,409	(14)	28,409	0	—
Kenneth J. Colter	12,500	(15)	12,500	0	—
Ricardo Diaz	10,576	(16)	10,576	0	—

*	Represents beneficial ownership of less than 1%.
(1)	We do not know when or in what amounts a selling stockholder may dispose of the shares or interests therein. The selling stockholders may choose not to dispose of any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares or interests therein pursuant to this offering, and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	Includes 250,000 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder.

(3)

Includes 125,000 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder. Marshall Wace LLP (“Marshall Wace”) serves as investment manager to The Eureka Interactive Fund Limited (“Eureka”) and shares voting and investment power with Eureka with respect to such shares. Marshall Wace, by virtue of its position as investment manager of Eureka and its shared power with

Eureka over such shares, may be deemed to beneficially own such shares. In addition, Mr. Paul Marshall and Mr. Ian Wace, by virtue of their positions as directors of Marshall Wace, may be deemed to beneficially own such shares.

(4)	Includes 73,864 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder.

(5)	Includes 62,500 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder. Reabourne Technology Investment Management Limited (“Reabourne”) serves as the manager and fund advisor of Finsbury Technology Trust (“Finsbury”) and shares voting and investment power with Finsbury with respect to shares held by Finsbury and, as such, may be deemed to beneficially own such shares. In addition, Mr. Michael Bourne, Chief Investment Officer of Reabourne, and Mr. Graham Morton, Managing Director of Reabourne, by virtue of their positions with Reabourne, may be deemed to beneficially own such shares.

(6)	Includes 56,818 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder.

(7)	Includes 56,818 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder.

(8)	Includes 39,000 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder.

(9)	Includes 11,000 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder.

(10)	Includes 21,154 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder. Also includes an additional 742,200 shares issuable to such selling stockholder pursuant to options currently exercisable or exercisable within 60 days of December 31, 2004.

(11)	Includes 8,462 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder. Also includes an additional 41,250 shares issuable to such selling stockholder pursuant to options currently exercisable or exercisable within 60 days of December 31, 2004.

(12)	Includes 8,750 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock jointly held by such selling stockholders.

(13)	Includes 6,250 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder.

(14)	Includes 5,682 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder. Mr. Robert Dahl serves as the trustee of such selling stockholder and possesses voting and investment power over all shares owned by such selling stockholder. As such, Mr. Dahl may be deemed to beneficially own such shares.

(15)	Includes 2,500 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder.

(16)	Includes 2,115 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock held by such selling stockholder.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issued in the private placement and the shares issuable upon exercise of the warrants to purchase Common Stock issued in the private placement on behalf of the selling stockholders. The shares of Common Stock covered by this prospectus may be sold from time to time by the selling stockholders for their own accounts. We will not receive any proceeds from the sale of such shares of Common Stock by the selling stockholders.

        Persons who are pledgees, donees, transferees, or any successors in interest of the selling stockholders who receive the shares of Common Stock covered by this prospectus from a selling stockholder as a gift, pledge, distribution or other non-sale related transfer after the date of this prospectus may also use this prospectus and are included when we refer to “selling stockholders” in this prospectus. From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of Common Stock covered by this prospectus that are owned by them. The pledgees, secured parties or persons to whom such shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of shares offered by a selling stockholder under this prospectus will decrease as and when it makes such non-sale related transfers or upon such a foreclosure. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

Sales by selling stockholders may be effected on the Nasdaq National Market, any other stock exchange or automated interdealer quotation system on which the securities are listed or in the over-the-counter market. The shares offered by each selling stockholder may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. Each selling stockholder may sell such shares by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	through other means.

The selling stockholders may engage brokers and dealers and any such brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares of Common Stock covered by this prospectus. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share. If the broker-dealer is unable to sell the shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

The selling stockholders may be, and any underwriters, brokers, dealers or agents that participate in the distribution of the shares are, deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We cannot assure you that the selling stockholders will sell all or any portion of the shares offered hereby. We will supply the selling stockholders and any stock exchange upon which the shares are listed with reasonable quantities of copies of this prospectus. To the extent required by the Securities Act in connection with any resale or redistribution by a selling stockholder, we will file a prospectus supplement setting forth:

•	the aggregate number of shares to be sold;

•	the purchase price;

•	the public offering price;

•	if applicable, the names of any underwriter, agent or broker-dealer; and

•	any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the named selling stockholders and the named selling stockholders have agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other reasonable costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, all national shares exchange or automated quotation system application and filing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

EquiServe L.P. serves as transfer agent and registrar for our Common Stock.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon by Browne Rosedale & Lanouette LLP.

EXPERTS

The consolidated financial statements and financial statement schedules in Item 15a(2) as of and for the years ended December 31, 2003 and 2002, incorporated in this prospectus by reference from StockerYale’s Annual Report on Form 10-K/A filed on October 22, 2004 for the year ended December 31, 2003, have been audited by Vitale, Caturano & Co., Ltd., an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the substantial doubt with respect to StockerYale’s ability to continue as a going concern, (2) the change in 2002 in the method of accounting for goodwill and intangible assets, and (3) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which Vitale, Caturano & Co., Ltd. has expressed no opinion or other form of assurance other than with respect to such disclosures), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Arthur Andersen LLP, independent auditors, have audited our consolidated financial statements and financial statement schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part. Our financial statements and financial statement schedule are incorporated by reference in reliance on Arthur Andersen LLP’s report, given on their authority as experts in accounting and auditing. We dismissed Arthur Andersen as our independent public accountants, effective July 25, 2002. After reasonable efforts, we have been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this prospectus and the registration statement of Arthur Andersen’s audit reports with respect to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits us to file this prospectus and the registration statement without a written consent from Arthur Andersen. As a result, with respect to transactions in our securities pursuant to this prospectus that occur subsequent to the date this prospectus is filed with the Securities and Exchange Commission, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding our company. The address of this website is http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our Common Stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission requires us to “incorporate by reference” into this prospectus certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate herein by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We incorporate herein by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities covered by this prospectus, as amended:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as filed on March 30, 2004, as amended by our Annual Report on Form 10-K/A as filed on April 13, 2004 and as amended by our Annual Report on Form 10-K/A as filed on October 22, 2004;

(2)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

(3)	Our Current Reports on Form 8-K dated January 8, 2004, February 3, 2004, February 25, 2004, April 7, 2004, June 10, 2004, August 10, 2004, August 26, 2004, November 5, 2004 (filed on November 12, 2004), November 9, 2004 (filed on November 9, 2004), November 9, 2004 (filed on November 15, 2004), December 6, 2004 (filed December 14, 2004), December 7, 2004 (filed December 13, 2004 and amended by our Current Report on Form 8-K/A filed on January 14, 2005) and December 23, 2004;

(4)	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission, including any amendments or reports filed for the purpose of updating that description; and

(5)	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to StockerYale, Inc., 32 Hampshire Road, Salem, New Hampshire 03079, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (609) 870-8229 or via email at fpilon@stockeryale.com.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company (except any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

Item	Amount
Filing Fee – Securities and Exchange Commission	$478
Legal fees and expenses (including private placement of securities)	15,000
Accounting fees and expenses	5,000
Transfer agent fees	500
Financing Commitment Fees	27,695
Miscellaneous fees and expenses	1,000

Total	$49,673

Item 15.	Indemnification of Directors and Officers.

Chapter 156D of the Massachusetts General Laws

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws provides that the articles of organization of a corporation may state a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions to stockholders, or (d) for any transaction from which the director derived an improper personal benefit. We have included such a provision in our Restated Articles of Organization, as discussed below under “Our Articles of Organization and By-laws”.

Section 8.51 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify a director against liability incurred in a proceeding if he was a party to the proceeding because he is a director and:

(1)	(i) he conducted himself in good faith; and

(ii) he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and

(iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(2)	he engaged in conduct for which he shall not be liable under a provision of the corporation’s articles of organization authorized by Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws, as discussed above under “Chapter 156D of the Massachusetts General Laws”.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

(1)	to the same extent as a director; and

(2)	if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Section 8.56 also provides that an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 8.57 of the Massachusetts General Laws also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in these and other capacities.

Our Articles of Organization and By-laws

Our Restated Articles of Organization provide that no director of ours shall be personally liable to us or our stockholders for monetary damages for breach of the director’s fiduciary duties. This limitation of liability does not limit any director’s liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of Chapter 156B (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain stockholders) or (iv) for any transaction from which the director derived an improper personal benefit.

Our Restated Articles of Organization provide that directors and officers of our company shall be indemnified by us against liabilities and expenses incurred by them in connection with proceedings in which they are involved as a direct result of their service as our director or officer. Our Restated Articles of Organization provide that such indemnification shall not be provided if (i) it is adjudicated or determined that the action giving rise to the liability was not taken in good faith and in the reasonable belief that the action was in our best interests or (ii) in a criminal matter, it is adjudicated or determined that the director or officer had reasonable cause to believe his conduct was unlawful. No indemnification shall be provided for any director or officer with respect to any proceeding by or in our right or alleging that a director or officer received an improper personal benefit if he is adjudged liable to us in such proceeding. Our Restated Articles of Organization provide that the indemnification provision in such Restated Articles does not limit any other right to indemnification existing independently of the Restated Articles. Our Restated Articles also provide that the right of directors and officers to indemnification is a contract right. Our By-laws contain the same provisions regarding indemnification of officers and directors as those of our Restated Articles described in the paragraph.

Under our Restated Articles and our By-laws, indemnification of directors and officers shall include payment by us of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of any undertaking by the person indemnified to repay such payment if he shall be adjudicated or determined to be not entitled to such indemnification under our Restated Articles or our By-laws, respectively, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided even if the person to be indemnified is no longer an officer, director, or employee of ours.

Our Restated Articles and our By-laws provide that we are authorized to purchase and maintain liability insurance on behalf of any of our directors, officers, employees or agents, whether or not we would have power to indemnify them against liability or cost incurred by them in such capacities or arising out of their status as such.

Additional Matters

We currently carry a directors’ and officers’ liability insurance policy covering our directors and officers.

Item 16.	Exhibits

(a)	EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Restated Articles of Organization of StockerYale, Inc., incorporated by reference to Exhibit 3.1 of StockerYale’s Form 10-KSB for the year ended December 31, 2000.

4.2	Amendment to the Restated Articles of Organization of StockerYale, Inc., incorporated by reference to Exhibit 3.1 of StockerYale’s Form 10-QSB for the quarter ended June 30, 2001.

4.3	Amended and Restated Bylaws of StockerYale, Inc., incorporated by reference to Exhibit 3.2 of StockerYale’s Form 10-SB, as amended, filed on November 2, 1995.

*5.1	Opinion of Browne Rosedale & Lanouette LLP.

10.1	Form of Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 of StockerYale’s Form 8-K filed on December 7, 2004 (File No. 000-27372).

10.2	Form of Warrant to Purchase Common Stock of StockerYale, Inc., incorporated by reference to Exhibit 10.7 of StockerYale’s Form 8-K/A filed on January 14, 2005.

*23.1	Consent of Vitale Caturano & Co., Ltd.

*23.2	Notice regarding consent of Arthur Andersen LLP.

*23.3	Consent of Browne Rosedale & Lanouette LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page to this Registration Statement).

*	Included herewith.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem and State of New Hampshire on the 14th day of January 2005.

StockerYale, Inc.

By:	/s/ RICHARD P. LINDSAY
Richard P. Lindsay
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned officers and directors of StockerYale, Inc. hereby severally constitutes each of Mark W. Blodgett and Richard P. Lindsay, with full power of substitution, his or her true and lawful attorney with full power to him, to sign for the undersigned and in his or her name in the capacity indicated below, the registration statement filed herewith and any and all amendments to said registration statement (including amendments pursuant to Rule 462), and generally to do all such things in his or her name and in his or her capacity as an officer or director to enable StockerYale, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his or her signature as it may be signed by his or her said attorney, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK W. BLODGETT Mark W. Blodgett	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	January 14, 2005

/s/ RICHARD P. LINDSAY Richard P. Lindsay	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 14, 2005

/s/ LAWRENCE W. BLODGETT Lawrence W. Blodgett	Director	January 14, 2005

/s/ PATRICK J. ZILVITIS Patrick J. Zilvitis	Director	January 14, 2005

/s/ STEVEN E. KAROL Steven E. Karol	Director	January 14, 2005

/s/ RAYMOND J. OGLETHORPE Raymond J. Oglethorpe	Director	January 14, 2005

/s/ DIETMAR KLENNER Dietmar Klenner	Director	January 14, 2005

/s/ MARK ZUPAN Mark Zupan	Director	January 14, 2005

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Restated Articles of Organization of StockerYale, Inc., incorporated by reference to Exhibit 3.1 of StockerYale’s Form 10-KSB for the year ended December 31, 2000.

4.2	Amendment to the Restated Articles of Organization of StockerYale, Inc., incorporated by reference to Exhibit 3.1 of StockerYale’s Form 10-QSB for the quarter ended June 30, 2001.

4.3	Amended and Restated Bylaws of StockerYale, Inc., incorporated by reference to Exhibit 3.2 of StockerYale’s Form 10-SB, as amended, filed on November 2, 1995.

*5.1	Opinion of Browne Rosedale & Lanouette LLP.

10.1	Form of Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 of StockerYale’s Form 8-K filed on December 7, 2004 (File No. 000-27372).

10.2	Form of Warrant to Purchase Common Stock of StockerYale, Inc., incorporated by reference to Exhibit 10.7 of StockerYale’s Form 8-K/A filed on January 14, 2005.

*23.1	Consent of Vitale Caturano & Co., Ltd.

*23.2	Notice regarding consent of Arthur Andersen LLP.

*23.3	Consent of Browne Rosedale & Lanouette LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page to this Registration Statement).

*	Included herewith.